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EXHIBIT 11.1


INNOVA CORPORATION AND SUBSIDIARY
PRO FORMA EARNINGS (LOSS) PER SHARE CALCULATION
With SAB 83 Adjustment

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                                                    Nine month
                                                  fiscal period        Three  months ended
                                                      ended                 March 31,
                                                   December 31,        -------------------
                                                      1996                     1997
                                                   -----------         -------------------
SUMMARY INFORMATION

  Net income (Loss) F/S:                           $(7,328,836)          $(2,118,543)

  Common shares outstanding @
  beginning of period                                  881,900               940,392

  Common stock issued upon exercise
  of employee options*                                  10,684                 1,310
  - Mos. outstanding                                       4.5                   1.5

  Common stock issued upon exercise
  of vendor options*                                    47,808
  - Mos. outstanding                                       8.0

  Stock warrants and options -
  - not dilutive (SAB 83 effect
    included in adjustment below)

  *o/s prior to exercise included in SAB 83
   adjustment below.
                                                   -----------           -----------
  Common shares outstanding @ end of period            940,392               941,702

                                                   -----------           -----------
  Weighted average outstanding common
  stock                                                929,738               941,047
                                                   -----------           -----------
  Assumed conversion of redeemable
  preferred stock at closing of IPO                  8,682,310             8,682,310

  SAB 83 adjustment:                                   474,487               471,458
                                                   -----------           -----------

  Shares used in computing pro forma
  net loss per share                                10,086,535            10,094,815
                                                   ===========           ===========

  Pro forma net loss per share                          $(0.73)               $(0.21)
                                                   ===========           ===========
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